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                                                                      EXHIBIT 11

                            SEATTLE FILMWORKS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
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                                                          THIRD QUARTER ENDED          NINE MONTHS ENDED
                                                        JUNE 29,      JUNE 24,      JUNE 29,      JUNE 24,
                                                          1996          1995          1996          1995
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

COMPUTATION OF PRIMARY EARNINGS PER SHARE:
- ------------------------------------------

Weighted average shares outstanding                     10,812,173    10,623,188    10,766,777    10,578,668

Net effect of dilutive stock options based on the
 treasury stock method using average market price        1,040,355     1,032,650     1,044,283       999,783
                                                       -----------   -----------   -----------   -----------

Total shares and equivalents                            11,852,528    11,655,838    11,811,060    11,578,451
                                                       ===========   ===========   ===========   ===========

Net income                                             $ 2,241,906   $ 1,512,619   $ 3,696,078   $ 2,506,801
                                                       ===========   ===========   ===========   ===========

PRIMARY EARNINGS PER SHARE                             $       .19   $       .13   $       .31   $       .22
                                                       ===========   ===========   ===========   ===========

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
- ------------------------------------------------
Weighted average shares outstanding                     10,812,173    10,623,188    10,766,777    10,578,668

Net effect of dilutive stock options based on the
 treasury stock method using the higher of quarter-end
 market price or average market price                    1,040,355     1,064,316     1,044,776     1,084,188
                                                       -----------   -----------   -----------   -----------

Total shares and equivalents                            11,852,528    11,687,504    11,811,553    11,662,856
                                                       ===========   ===========   ===========   ===========

Net income                                             $ 2,241,906   $ 1,512,619   $ 3,696,078   $ 2,506,801
                                                       ===========   ===========   ===========   ===========

FULLY DILUTED EARNINGS PER SHARE                       $       .19   $       .13   $       .31   $       .21
                                                       ===========   ===========   ===========   ===========

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Note - All share data has been retroactively restated to reflect a three-for-two stock split effected in the form of a stock dividend on March 15, 1996.